NEWS RELEASE

Coeur Reports Fourth Quarter and Full Year 2016 Production Results
and Provides 2017 Production Guidance

Chicago, Illinois - January 5, 2017 - Coeur Mining, Inc. (the "Company" or "Coeur") (NYSE:CDE) today announced fourth quarter production of 3.9 million ounces of silver and 102,500 ounces of gold, or 10.0 million silver equivalent1 ounces, the highest quarterly silver equivalent1 production in Company history.
Full-year 2016 production was 14.8 million ounces of silver, in-line with the Company's guidance of 14.4 - 15.7 million ounces, and 358,170 ounces of gold, above the high-end of Company guidance of 333,000 - 355,000 gold ounces. Full-year silver equivalent1 production totaled 36.3 million ounces, in line with guidance of 34.4 - 37.0 million ounces.
In 2017, Coeur expects to produce 16.4 - 18.0 million ounces of silver and 362,000 - 387,000 ounces of gold, or 38.1 - 41.2 million silver equivalent1 ounces, an increase of over 9% year-over-year based on the midpoint of the 2017 guidance range.

Quarterly Production Results

Fourth quarter production highlights for each of Coeur's operations are provided below.

Palmarejo, Mexico	2016	4Q 2016	3Q 2016	2Q 2016	1Q 2016	2015	4Q 2015
Underground Operations:
Tons mined	1,047,000	293,706	253,681	283,971	215,642	701,662	189,383
Average silver grade (oz/t)	4.69	5.00	3.96	5.40	4.21	4.06	3.96
Average gold grade (oz/t)	0.08	0.09	0.08	0.08	0.07	0.08	0.06
Surface Operations:
Tons mined	36,906	—	—	1,695	35,211	888,432	102,018
Average silver grade (oz/t)	4.34	—	—	7.77	4.18	3.64	3.86
Average gold grade (oz/t)	0.04	—	—	0.07	0.04	0.03	0.03
Processing:
Total tons milled	1,078,888	287,569	274,644	270,142	246,533	1,616,668	301,274
Average recovery rate – Ag	88.4%	89.1%	85.5%	89.5%	89.1%	84.3%	95.4%
Average recovery rate – Au	86.5%	90.4%	77.7%	86.4%	92.1%	80.6%	88.8%
Silver production ounces (000's)	4,442	1,269	933	1,307	933	5,149	1,126
Gold production ounces	73,913	23,906	16,608	18,731	14,668	70,922	14,326
Silver-equivalent[1] production ounces (000's)	8,877	2,703	1,930	2,431	1,813	9,404	1,985

•
Ramp-up of higher-grade, higher-margin underground operations advancing on schedule with Guadalupe and Independencia now mining at approximately 2,400 and 1,000 tons per day, respectively; targeting combined mining rate of 4,500 tons per day by year-end 2017 compared to an average of approximately 2,500 tons per day in 2016

•	Full-year 2016 production of 4.4 million silver ounces and 73,913 gold ounces, or 8.9 million silver equivalent[1] ounces, was in-line with the Company's guidance range

•	Full-year 2016 silver and gold grades improved 22% and 33% year-over-year to 4.68 and 0.08 oz/t, respectively

•	Full-year 2016 recovery rates for silver and gold increased 4% and 6% to 88.4% and 86.5%, respectively, compared to full-year 2015 recovery rates

•	Mining of the legacy underground area was completed during the fourth quarter

•	Full-year 2017 production expected to increase to 6.5 - 7.0 million silver ounces and 110,000 - 120,000 gold ounces, or 13.1 - 14.2 million silver equivalent[1] ounces

Rochester, Nevada	2016	4Q 2016	3Q 2016	2Q 2016	1Q 2016	2015	4Q 2015
Tons placed	19,555,998	3,878,487	4,901,039	6,402,013	4,374,459	16,414,302	4,411,590
Average silver grade (oz/t)	0.57	0.57	0.54	0.54	0.64	0.63	0.60
Average gold grade (oz/t)	0.003	0.002	0.003	0.003	0.004	0.003	0.003
Silver production ounces (000's)	4,564	1,277	1,161	1,197	929	4,631	1,107
Gold production ounces	50,751	14,231	12,120	13,940	10,460	52,588	11,564
Silver equivalent[1] production ounces (000's)	7,609	2,131	1,888	2,033	1,557	7,786	1,800

•	Silver equivalent[1] production increased 13% quarter-over-quarter due to improved Stage III leach pad performance resulting from strong ore placement rates throughout 2016

•	Tons placed of 19.6 million in 2016 was approximately 19% higher year-over-year and the highest since Rochester first began operating in 1986

•	Full-year 2016 production of 4.6 million silver ounces and 50,751 gold ounces, or 7.6 million silver equivalent[1] ounces, was in-line with the Company's guidance range

•	Construction of the Stage IV leach pad expansion continues on schedule and on budget with commissioning expected in early 3Q 2017

•	Full-year 2017 production expected to be 4.2 - 4.7 million ounces of silver and 47,000 - 52,000 ounces of gold, or 7.0 - 7.8 million silver equivalent[1] ounces

Kensington, Alaska	2016	4Q 2016	3Q 2016	2Q 2016	1Q 2016	2015	4Q 2015
Tons milled	620,209	163,410	140,322	157,117	159,360	660,464	159,666
Average gold grade (oz/t)	0.21	0.22	0.20	0.22	0.21	0.20	0.22
Average recovery rate	94.7%	94.4%	94.8%	94.1%	95.8%	94.9%	96.0%
Gold production ounces	124,331	33,688	26,459	32,210	31,974	126,266	33,713

•	Fourth quarter gold production was the highest of the year, increasing 27% quarter-over-quarter to 33,688 ounces due to higher tons milled and higher grades

•	Full-year 2016 production of 124,331 ounces of gold was in-line with the Company's guidance range and relatively flat year-over-year

•	Development of the Jualin decline continues on schedule with 64% completed as of year-end

•	Gold production expected to be 120,000 - 125,000 ounces in 2017

Wharf, South Dakota	2016	4Q 2016	3Q 2016	2Q 2016	1Q 2016	2015	4Q 2015
Tons placed	4,268,105	1,178,803	1,199,008	915,631	974,663	3,600,279	1,147,130
Average gold grade (oz/t)	0.032	0.027	0.033	0.037	0.031	0.030	0.032
Average plant recovery rate - Au	94.3%	98.9%	94.4%	88.5%	95.9%	89.5%	96.3%
Gold production ounces	109,175	30,675	29,684	27,846	20,970	78,132	31,947
Silver production ounces (000's)	105	31	25	35	13	56	18
Gold equivalent[1] production ounces	110,927	31,202	30,106	28,433	21,186	79,061	32,231

•	Gold production during the fourth quarter was the highest of the year at 30,675 ounces

•	Grades decreased in the fourth quarter, as anticipated, due to seasonal mine sequencing

•
Full-year 2016 gold production was 109,175 ounces, over 9,000 ounces above the high-end of the Company's guidance range, and 31,043 ounces higher than in 2015, primarily due to two additional months of production as well as improved grades and plant recovery rates

•	Gold production expected to decrease in 2017 to 85,000 - 90,000 ounces due to of the anticipated completion of mining at the higher-grade Golden Reward deposit in mid-2017

San Bartolomé, Bolivia	2016	4Q 2016	3Q 2016	2Q 2016	1Q 2016	2015	4Q 2015
Tons milled	1,666,787	368,131	450,409	440,441	407,806	1,713,079	475,695
Average silver grade (oz/t)	3.69	3.96	3.43	3.79	3.64	3.75	3.84
Average recovery rate	88.8%	86.3%	88.7%	87.4%	93.1%	84.6%	84.9%
Silver production ounces (000's)	5,469	1,259	1,370	1,458	1,382	5,436	1,550

•	Silver production decreased 8% quarter-over-quarter to 1.3 million ounces due to an ongoing water shortage in Bolivia resulting from nationwide drought conditions

•	Full-year 2016 production was just below the low-end of the Company's guidance range at 5.5 million ounces of silver

•	2017 silver production expected to be 5.4 - 5.9 million ounces

Coeur Capital, Inc.

Endeavor, Australia	2016	4Q 2016	3Q 2016	2Q 2016	1Q 2016	2015	4Q 2015
Silver production ounces (000's)	248	44	56	33	115	629	171

•	Silver production from the Company's silver stream on the Endeavor mine in Australia decreased 21% quarter-over-quarter to 43,901 ounces

•	2017 production is expected to be 300,000 - 400,000 ounces of silver due to an anticipated increase in production following recent improvements in zinc and lead prices

2016 Production Results
Coeur's 2016 silver and gold production results are shown below, along with the Company's most recent production guidance as of October 26, 2016.

(silver ounces in thousands)	Silver		Gold		Silver Equivalent[1]
	2016 Guidance	2016 Result	2016 Guidance	2016 Result	2016 Guidance	2016 Result
Palmarejo	4,100 - 4,600	4,442	70,000 - 75,000	73,913	8,300 - 9,100	8,877
Rochester	4,500 - 5,000	4,564	48,000 - 55,000	50,751	7,380 - 8,300	7,609
Kensington	—	—	120,000 - 125,000	124,331	7,200 - 7,500	7,460
Wharf	80 - 100	105	95,000 - 100,000	109,175	5,780 - 6,100	6,656
San Bartolomé	5,500 - 5,800	5,469	—	—	5,500 - 5,800	5,469
Endeavor	215 - 235	248	—	—	215 - 235	248
Total	14,395 - 15,735	14,828	333,000 - 355,000	358,170	34,375 - 37,035	36,318

2017 Production Guidance

(silver and silver equivalent ounces in thousands)	Silver	Gold	Silver Equivalent[1]
Palmarejo	6,500 - 7,000	110,000 - 120,000	13,100 - 14,200
Rochester	4,200 - 4,700	47,000 - 52,000	7,020 - 7,820
Kensington	—	120,000 - 125,000	7,200 - 7,500
Wharf	—	85,000 - 90,000	5,100 - 5,400
San Bartolomé	5,400 - 5,900	—	5,400 - 5,900
Endeavor	300 - 400	—	300 - 400
Total	16,400 - 18,000	362,000 - 387,000	38,120 - 41,220

Financial Results and Conference Call
Coeur will report its full operational and financial results for fourth quarter and full-year 2016 on February 8, 2017 after the New York Stock Exchange closes for trading. There will be a conference call on February 9, 2017 at 11:00 a.m. Eastern time.
Dial-In Numbers:     (855) 560-2581 (US)
(855) 669-9657 (Canada)
                                (412) 542-4166 (International)
Conference ID:        Coeur Mining
The conference call and presentation will also be webcast on the Company’s website www.coeur.com. Hosting the call will be Mitchell J. Krebs, President and Chief Executive Officer of Coeur, who will be joined by Peter C. Mitchell, Senior Vice President and Chief Financial Officer, Frank L. Hanagarne, Jr., Senior Vice President and Chief Operating Officer, Hans Rasmussen, Senior Vice President of Exploration, and other members of management. A replay of the call will be available through February 23, 2017.
Replay numbers:      (877) 344-7529 (US)
(855) 669-9658 (Canada)
                            (412) 317-0088 (International)
Conference ID:        100 98 890
About Coeur
Coeur Mining is a well-diversified, growing precious metals producer with five precious metals mines in the Americas employing approximately 2,000 people. Coeur produces from its wholly owned operations: the Palmarejo silver-gold complex in Mexico, the Rochester silver-gold mine in Nevada, the Kensington gold mine in Alaska, the Wharf gold mine in South Dakota, and the San Bartolomé silver mine in Bolivia. The Company also has a non-operating interest in the Endeavor mine in Australia. In addition, the Company has two silver-gold exploration stage projects - the La Preciosa project in Mexico and the Joaquin project in Argentina. Coeur conducts ongoing exploration activities in Alaska, Nevada, South Dakota and Mexico.

Cautionary Statement
This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding anticipated production, operations at the Palmarejo complex, mining rates, expansion at Rochester and development efforts at Kensington. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Coeur's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the risk that anticipated production levels are not attained, the risks and hazards inherent in the mining business (including risks inherent in developing large-scale mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold and silver and a sustained lower price environment, the uncertainties inherent in Coeur's production, exploratory and developmental activities, including risks relating to permitting and regulatory delays, ground conditions, grade variability, any future labor disputes or work stoppages, the uncertainties inherent in the estimation of gold and silver reserves, changes that could result from Coeur's future acquisition of new mining properties or businesses, reliance on third parties to operate certain mines where Coeur owns silver production and reserves and the absence of control over mining operations in which Coeur or its subsidiaries hold royalty or streaming interests and risks related to these mining operations including results of mining and exploration activities, environmental, economic and political risks of the jurisdiction in which the mining operations are located, the loss of any third-party smelter to which Coeur markets silver and gold, the effects of environmental and other governmental regulations, the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, Coeur's ability to raise additional financing necessary to conduct its business, make payments or refinance its debt, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and

Exchange Commission, and the Canadian securities regulators, including, without limitation, Coeur's most recent report on Forms 10-K and 10-Q. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities.
Christopher Pascoe, Coeur's Director, Technical Services and a qualified person under Canadian National Instrument 43-101, approved the scientific and technical information concerning Coeur's mineral projects in this news release. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources, as well as data verification procedures and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors, Canadian investors should refer to the Technical Reports for each of Coeur's properties as filed on SEDAR at sedar.com.

Notes
1. Silver and gold equivalence calculated using a 60:1 silver to gold ratio.

For Additional Information:
Courtney Lynn, Vice President, Investor Relations and Treasurer
(312) 489-5837

www.coeur.com